SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                      May 10, 2005 (May 10, 2005)

Sanders Morris Harris Group Inc.
(Exact name of registrant as specified in its charter)

Texas
(State or other jurisdiction of incorporation)

0-30066	76-0583569
(Commission File Number)	(IRS Employer Identification No.)

600 Travis, Suite 3100, Houston, Texas 77002
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 993-4610

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-d—2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 10, 2005, Sanders Morris Harris Group Inc. (the “Company”) announced that it had acquired a 51% interest in The Edelman Financial Center, LLC (“EFC LLC”), one of the leading financial planning firms in the country.  The Company will acquire the remaining 49% of EFC LLC over four years.  A copy of the press release announcing the transaction is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

The Company acquired the EFC LLC interest under a Reorganization and Purchase Agreement (the “Purchase Agreement”) dated as of May 10, 2005, among the Company, The Edelman Financial Center, Inc., EFC LLC, and Fredric M. Edelman.  A copy of the Purchase Agreement is attached to this report as Exhibit 2.1 and is incorporated herein by reference.  The description of the Purchase Agreement contained in this report is qualified in its entirety by reference to the full text of the Purchase Agreement.

At the initial closing under the Purchase Agreement, the Company bought 51% of the outstanding membership units of EFC LLC (the “First Tranche EFC Units”).  The Company paid $12.5 million, in a combination of cash and shares of the Company’s common stock for the First Tranche EFC LLC Units.  The consideration for the First Tranche EFC LLC Units is subject to later adjustment (the “Earn-Out Consideration”) based on a multiple of the net income of EFC LLC for the period of October 1, 2005 through September 30, 2006.  The multiple used to calculate the Earn-Out Consideration will also be based upon the level of net income for the period.  The Earn-Out Consideration will be paid 50% in cash and 50% in the Company’s common stock.

On the third anniversary of the initial closing, the Company will purchase from The Edelman Financial Center, Inc. an additional 25% membership interest in EFC LLC.  The Company will pay an amount equal to 25% of a multiple of between 8 and 11 times EFC LLC’s net income for the fiscal year ending December 31, 2007 (the “Second Tranche Consideration”).  The multiple will be determined based upon the compound annual growth rate of EFC LLC’s net income over a specified period.  The Second Tranche Consideration will be paid in a combination of cash and the Company’s common stock.

On the fourth anniversary of the initial closing, the Company will purchase all of the issued and outstanding shares of The Edelman Financial Center, Inc. directly from Fredric Edelman.  The Edelman Financial Center, Inc. will own the remaining 24% of EFC LLC, and thus, EFC LLC will become an indirectly wholly owned subsidiary of the Company.  The Company will pay 24.0% of a multiple of between 8 and 11 times EFC LLC’s net income for the fiscal year ending December 31, 2008 (the “Third Tranche Consideration”).  The multiple will be determined based upon the compound annual growth rate of EFC LLC’s net income over a specified period.  The Third Tranche Consideration will also be paid in a combination of cash and the Company’s common stock.

At the initial closing, the Company advanced an additional $7.5 million, in a combination of cash and the Company’s common stock, as an nonrefundable credit against future payments for the Earn-Out Consideration, the Second Tranche Consideration and the Third Tranche Consideration.  Also, the aggregate issuances of Common Stock under the Purchase Agreement may never exceed 20% of the total number of shares of the Company’s common stock issued and outstanding on the initial closing date.  The shares of common stock to be issued under the Purchase Agreement have not been registered in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933, as amended.

Item 2.01.   Completion of Acquisition of Disposition of Assets.

The text set forth in Item 1.01 regarding the acquisition of EFC, LLC and The Edelman Financial Center, Inc. in connection with the Purchase Agreement is incorporated into this section by reference.

Item 2.02.   Results of Operations and Financial Condition.

On May 10, 2005, the Company issued a press release announcing its earnings for the quarter ended March 31, 2005.  A copy of the press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 3.02.   Unregistered Sale of Equity Securities.

The text set forth in Item 1.01 regarding the issuance and potential issuance of the Company’s common stock in connection with the Purchase Agreement is incorporated into this section by reference.

Item 8.01.   Other Events.

Consistent with the dividend policy previously adopted by the Company, on May 10, 2005, the Company announced that its board of directors had declared a cash dividend for the first quarter of 2005 in the amount of $0.045 per share of common stock.  The cash dividend will be payable on July 15, 2005 to holders of record of the issued and outstanding common stock as of the close of business on July 1, 2005.

Any future dividends will be at the discretion of the Company’s board of directors after taking into account various factors, including general economic and business conditions, its strategic plans, its financial results and condition, its expansion plans, any contractual, legal and regulatory restrictions on the payment of dividends, and such other factors the board of directors considers relevant.

Item 9.01.   Financial Statements and Exhibits.

c.                                       Exhibits

2.1                                 Reorganization and Purchase Agreement dated as of May 10, 2005 among Sanders Morris Harris Group Inc., The Edelman Financial Center, Inc., The Edelman Financial Center, LLC, and Fredric M. Edelman

99.1                           Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANDERS MORRIS HARRIS GROUP INC.

	By:	/s/ Ben T. Morris
Ben T. Morris,
Chief Executive Officer

Date: May 10, 2005